EXHIBIT 99.1

AES RECEIVES BANK LENDER CONSENT TO PROPOSED
REFINANCING TRANSACTION

ARLINGTON, VA, April 15, 2003 (BUSINESS WIRE) – The AES Corporation (NYSE:AES) announced today that its lenders have approved a proposed amendment and partial paydown in the amount of $475 million of outstanding borrowings under its senior bank facility.

This amendment is part of AES’s previously announced refinancing transaction that also includes an estimated $1 billion private placement of new second priority senior secured notes and a cash tender offer to acquire a portion of certain of its outstanding senior and subordinated notes.

The amendment to the senior bank facilities will permit the proposed issuance of the new second priority senior secured notes and the tender offer and will lessen certain provisions in the senior bank facilities, including restrictions on the incurrence of debt by subsidiaries, investments in subsidiaries, and the early redemption or repayment of outstanding debt.

The amendment is subject to consummation of the proposed private placement of second priority senior secured notes and the application of a portion of the proceeds thereof to repay $475 million of borrowings under the senior bank facilities.

The second priority senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the second priority senior secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the second priority senior secured notes.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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